UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: August 2, 2018

AXION POWER INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane

New Castle, PA 16105

(Address of former principal executive offices)

PO Box 9366

Boardman, Ohio 44513

(Mailing address)

(724) 856-0552

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information

Today, August 2, 2018, the Board of Directors of Axion Power International, Inc. (the “Company”), resolved that this Corporation is insolvent and unable to pay its debts as they become due, as a result Axion Power international, Inc. has retained Mr. Michael J. Henny, Esquire – Pittsburgh, PA. as counsel for its Chapter 7 bankruptcy proceeding, and for Richard H. Bogan, CEO to prepare and file the Corporation’s Petition and all other necessary papers in connection with the Proceedings under Chapter 7 of Title 11, United States Code, in the United States Bankruptcy Court for the Western District of Pennsylvania, for the purpose of obtaining relief as provided by Title 11, United States Code. This formal filing will occur on or before August 8, 2018. All of the Company’s directors tendered their resignations to be effective immediately upon this bankruptcy filing.

Richard Bogan, the CEO, has commented that over the last 3 years Axion Management has made over 30 detailed, specific and concerted efforts to sell Axion’s IP, merge the Company with another entity, establish a significant joint venture or monetize the value of Axion’s $70+ million NOL’s. Each of these many unsuccessful endeavors has been focused on maximizing Axion’s Shareholder Value. Further, the Company’s multi-year work with its potential partner in the People’s Republic of China – Fengfan Co. Ltd., Baoding, China – has proven to be extremely disappointing. During this time period, the Company has been open and candid in describing its financial and operating challenges through its numerous press releases and SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 2, 2018

AXION POWER INTERNATIONAL, INC.

By: /s/ Richard H. Bogan

Chairman of the Board and Chief Executive Officer